SCHEDULE A

WELLS FARGO FUNDS MANAGEMENT

INVESTMENT ADVISORY AGREEMENT

WELLS FARGO VARIABLE TRUST

Wells Fargo Variable Trust	Fee as % of Average Daily Net Asset Value

Current

VT Index Asset Allocation Fund	First 500M Next 500M Next 2B Next 2B Over 5B	0.55 0.50 0.45 0.425 0.40
VT Core Equity Fund[1]	First 500M Next 500M Next 1B Next 2B Over 4B	0.55 0.50 0.45 0.425 0.40
VT Discovery Fund	First 500M Next 500M Next 1B Next 2B Over 4B	0.70 0.65 0.60 0.575 0.55
VT International Equity Fund	First 500M Next 500M Next 1B Next 2B Over 4B	0.75 0.70 0.65 0.625 0.60
VT Intrinsic Value Fund	First 500M Next 500M Next 1B Next 2B Over 4B	0.55 0.50 0.45 0.425 0.40
VT Omega Growth Fund	First 500M Next 500M Next 1B Next 2B Over 4B	0.55 0.50 0.45 0.425 0.40
VT Opportunity Fund	First 500M Next 500M Next 1B Next 2B Over 4B	0.65 0.625 0.60 0.575 0.55
VT Small Cap Growth Fund	First 500M Next 500M Next 1B Next 1B Over 3B	0.75 0.70 0.65 0.625 0.60
VT Small Cap Value Fund	First 500M Next 500M Next 1B Next 1B Over 3B	0.75 0.70 0.65 0.625 0.60
VT Total Return Bond Fund	First 500M Next 500M Next 2B Next 2B Over 5B	0.40 0.375 0.35 0.325 0.30

1. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund.  Pending shareholder approval, the merger will become effective in the third quarter of 2011.

Most recent annual approved by Board of Trustees:  March 25, 2011

Schedule A amended:  May 18, 2011

The foregoing fee schedule is agreed to as of May 18, 2011 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By:/s/ C. David Messman

     C. David Messman

     Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:/s/ Andrew Owen
Andrew Owen

     Executive Vice President